Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made by and between GREATBATCH, INC., a Delaware corporation, with an office at 10000 Wehrle Drive, Clarence, New York 14031 (the “Corporation”) and THOMAS J. HOOK, residing at 9540 Lakestone Ct., Clarence, NY 14031 (the “Executive”).

Introductory Statement. The Executive has previously served as Executive Vice President and Chief Operating Officer of the Corporation under an offer of employment letter dated August 9, 2004, and as President of the Corporation since June 2005. The Executive has served as President and Chief Executive Officer of the Corporation since August 8, 2006. The Corporation now desires to secure the future services of the Executive as President and Chief Executive Officer of the Corporation and the Executive desires to accept such employment upon the terms and conditions contained in this Agreement. Therefore, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1. Term of Employment.

1.1 Initial Term. Subject to the terms and conditions set forth in this Agreement, the Corporation hereby agrees to continue to employ the Executive for the period beginning on the Effective Date of this Agreement and ending on January 7, 2013 (the “Initial Term”), or until earlier terminated as provided herein.

1.2 Effective Date. The Effective Date of this Agreement is January 1, 2010. This Agreement amends and restates in its entirety the Employment Agreement dated August 8, 2006 by and between the Executive and the Corporation.

1.3 Extensions. The Agreement will be automatically extended beyond the Initial Term of the Agreement for successive renewal terms of one year each (subject to written modifications acceptable to both parties), subject to the review and consents of the Compensation and Organization Committee of the Board of Directors of the Corporation (the “Compensation Committee”) and the Executive, which consents must be given no later than twelve months prior to the expiration of the term, unless either the Corporation or the Executive gives timely notice to the other party that the term of the Agreement will not be so extended beyond the Initial Term or any such renewal term The Initial Term and any renewal terms sometimes collectively referred to herein as the “Term”). Notice under this Section, whether given by the Corporation or the Executive, will be given in writing and must be delivered not later than twelve months prior to the date (including extensions) the Agreement would otherwise terminate on January 7, 2013 or the ending date of any extended term.

2. Employment; Duties.

Subject to the formal election by the Board of Directors of the Corporation (the “Board”) in the exercise of its judgment, the Corporation does hereby employ the Executive, and the Executive does hereby accept employment by the Corporation, as President and Chief Executive Officer (“CEO”) of the Corporation. As an executive officer of the Corporation, the Executive will perform his duties and discharge his responsibilities in accordance with the by-laws of the Corporation and as the Board from time to time reasonably directs, recognizing the nature and scope of the Executive’s employment. Subject to yearly election by the Board, it is contemplated that the Executive will continue to be elected to the position of President and CEO of the Corporation during the term of this Agreement.

The Executive agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability. The Executive agrees to devote his full business time and attention to the supervision and conduct of the business and affairs of the Corporation and to faithfully and to the best of his ability promote the interests of the Corporation. The Executive further agrees that he will engage in no outside business concerns or activities, and will not accept other gainful employment, without the Corporation’s written consent. The Corporation hereby acknowledges and consents to the Executive continuing to serve on any Boards of Directors on which he currently serves, and on the Boards of other nonprofit or charitable organizations, provided that the Executive agrees not to serve concurrently on the Board of Directors of more than one publicly held company during the term of the Agreement.

3. Compensation and Other Benefits.

3.1 Base Salary. So long as the Executive is employed by the Corporation pursuant to this Agreement, the Corporation agrees that the Executive will receive a base salary earned and payable in bi-weekly installments. As of the Effective Date, the salary grade of the Executive is E-18 and the base salary is $525,000 per year.

The Compensation and Organization Committee of the Board (the “Compensation Committee”), with the concurrence of the Board, will in good faith review the performance and salary of the Executive on an annual basis, and will consider appropriate increases in his salary based on individual performance, the value of the Executive to the Corporation, pay practices for comparable performance in the industry, and the successful achievement of agreed upon operating objectives. The review will be made as soon as practicable after the audited financial statements of the Corporation for the past year are available, and any salary increase authorized by the Compensation Committee will be effective at the time specified by the Committee.

3.2 Incentive Awards.

(a) During the term of the Executive’s employment under this Agreement, the Executive will be eligible to receive cash-based and stock-based incentive awards under the terms of the Corporation’s incentive award programs and equity plans for executives as in effect during the term of the Agreement. Incentive and equity-based awards for the Executive in effect as of the Effective Date are listed in Appendix A to this Agreement.

(b) The Executive will be awarded, as an incentive in respect of his duties as President and CEO, the stock-based compensation noted on Appendix B (the “Contract Extension Awards”).

3.3 Other Benefits. During the term of this Agreement, to the extent permitted by law, the Executive will be entitled to participate in any health and medical benefit plans, any pension, profit sharing and retirement plans and any insurance policies or programs from time to time generally offered to the executive officers of the Corporation. These plans, policies and programs are subject to change at the sole discretion of the Corporation. The Executive will also receive all benefits provided for the executive officers of the Corporation that may be authorized from time to time by the Board in its sole discretion. Benefits provided under this Section include, but are not limited to, the following:

(a) Life Insurance. Throughout the term of this Agreement, the Corporation will provide and maintain, at the Corporation’s sole expense, term life insurance with a total face value of not less than $5,000,000 on the life of the Executive. The death beneficiary with respect to the life insurance will be the person or entity designated by the Executive in his sole discretion. This amount includes (and is not in addition to) any insurance that may be provided generally to executive officers. The Executive will be entitled, at his discretion and expense, to exercise any conversion rights available under the policy.

(b) Vacation. The Executive will continue to receive four weeks of vacation each calendar year, at such times as agreed upon by the Corporation and the Executive and subject to the Corporation’s generally applicable procedures on award, carryover and accrual. This vacation time includes (and is not in addition to) any vacation time that may be provided generally to executive officers.

(c) Disability. The Executive will continue to be eligible to participate in the executive class long term disability program currently available to executives of the Corporation.

(d) Executive Physical Exam. The Corporation will continue to provide to the Executive, at the Corporation’s sole expense, an annual comprehensive physical exam, as provided under the Corporation’s Key Management Physical Examination Program.

(e) Tuition Reimbursement. The Executive will be eligible for benefits under the Corporation’s Dependent College Tuition Reimbursement Policy as it was in effect on the date on which the Corporation initiated its succession-planning activity for the CEO position (pre-January 1, 2003).

(f) Change of Control Policy. The Executive will continue to be covered under the Greatbatch Inc. Change of Control Agreement between the Executive and the Corporation, dated August 10, 2004 (the “Change of Control Agreement”), as it may be amended from time to time by agreement of the parties.

The Executive acknowledges and agrees that certain benefit plans and perquisites of the Corporation may be changed or terminated during the term of this Agreement. Without limiting the foregoing, this may include termination of the perquisite identified in subsections 3.3(d) hereof; but the perquisite identified in subsection 3.3(e) may not be terminated nor, insofar as it applies to the Executive, changed.

3.4 Withholding. The Corporation will deduct or withhold from salary payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable law now in effect or that may become effective during the term of the Agreement (including but not limited to Social Security contributions and income tax withholdings).

4. Reimbursement for Expenses.

The Corporation will reimburse the Executive for expenses that the Executive may from time to time reasonably incur on behalf of and at the request of the Corporation in the performance of his responsibilities and duties under this Agreement, provided that the Executive is expected to exercise reasonable and prudent expense control practices that are subject to audit by a designated representative of the Compensation Committee.

5. Death or Permanent Disability of Executive.

5.1 Permanent Disability. If the Executive becomes permanently disabled during the term of this Agreement, the Corporation will pay to the Executive the following compensation and benefits at the time of his termination of employment due to disability:

(a) Salary Continuation. The Corporation will continue to pay the base salary, at the same rate and in the same manner as in effect at the time the Executive becomes permanently disabled, for the longer of (i) the balance of the Term of this Agreement or (ii) one year from the date that the determination as to permanent disability is made pursuant to Section 5.2 (such applicable period, the “5.1 Continuation Period.”) If the Executive dies after becoming permanently disabled and while payments are being made under this subsection, the remaining payments will be made to the Executive’s spouse, if surviving, or legal representatives.

(b) Benefits. All benefits provided under Section 3.3 of this Agreement (including health insurance for the Executive and his spouse and dependents) will continue to be provided to the Executive throughout the 5.1 Continuation Period.

(c) Equity Awards/Stock Options/Corporation Stock.

(1)	Any and all stock options, restricted stock and other equity-based awards granted to the Executive prior to 2010 with respect to which he is not yet vested on the date he becomes permanently disabled, except for awards granted under the Corporation’s Supplemental Annual Long Term Incentive Program (the “SALT Plan”), will become automatically 100% vested on the date he becomes permanently disabled, regardless of the satisfaction of any performance criteria;

(2)	Any and all time-based stock options, restricted stock and other equity-based awards granted to the Executive in 2010 or later with respect to which he is not yet vested on the date he becomes permanently disabled will become automatically 100% vested on such date; and

(3)	Any and all performance-based stock options, restricted stock and other equity-based awards granted to the Executive in 2010 or later with respect to which he is not yet vested on the date he becomes permanently disabled will become automatically 100% vested on the date he becomes permanently disabled, regardless of the satisfaction of any performance criteria, provided, that the Compensation Committee may, in its sole discretion, reduce by up to 50% the vesting of any performance-based stock options, restricted stock and other performance-based equity-based awards granted to the Executive in 2010 or later with respect to which he is not yet vested on the date he becomes permanently disabled.

(d) Section 409A . Notwithstanding the foregoing provisions of this section, if it is determined that any amounts or benefits provided under this section would violate Section 409A of the Internal Revenue Code (“Code”) if paid prior to the date that is six months plus one day after the Executive’s termination of employment due to disability, then no amounts (including reimbursements for affected benefits) will be paid prior to the date that is six months plus one day after the Executive’s “separation from service” within the meaning of Section 409A of the Code (or, if earlier, the date of death of the Executive). Payments to which the Executive would otherwise be entitled during the first six months following the date of separation from service will be accumulated and paid on the day that is six months plus one day after the date of separation from service.

5.2 “Permanently Disabled.” For purposes of this Agreement, the Executive will be “permanently disabled” if he is determined to be permanently disabled for purposes of any disability insurance policy maintained by the Corporation that covers the Executive. If the Corporation maintains no such policy, the Executive will be “permanently disabled” if he has a disability because of which the Executive is physically or mentally unable to substantially perform his regular duties as President or CEO for a sufficiently long period of time such that the business of the Corporation could be materially adversely affected. Any question as to the existence, extent or potentiality of disability of the Executive upon which the Executive and the Corporation cannot agree will be determined by a qualified independent physician jointly selected by the Executive and the Corporation (or if the Executive is unable to make such a selection, it will be made by an adult member of his immediate family). The determination of the physician, made in writing to the Corporation and to the Executive, will be final and conclusive for all purposes of this Agreement. In the event the Executive is permanently disabled, the Executive will cease to be employed on the last day of the month in which the Executive’s disability is determined by written agreement of the Executive and the Corporation, or the written determination of a physician, as the case may be.

5.3 Death. If the Executive dies during the term of this Agreement, the Corporation will pay to the Executive’s spouse, if surviving, or legal representatives the following compensation and benefits:

(a) Salary Continuation. The Corporation will continue to pay to the Executive’s spouse, if surviving, or legal representatives, the base salary, at the same rate and in the same manner as in effect at the time the Executive dies for the longer of (i) the balance of the Term of this Agreement or (ii) one year from the Executive’s date of death (such, applicable period, the “5.3 Continuation Period”).

(b) Benefits. The Corporation will continue to maintain throughout the 5.3 Continuation Period, at the Corporation’s sole expense, for the Executive’s spouse and dependents, if surviving, the health insurance coverage in effect at the time of the Executive’s death.

(c) Equity Awards/Stock Options/Corporation Stock.

(1)	Any and all stock options, restricted stock and other equity-based awards granted to the Executive prior to 2010 with respect to which he is not yet vested on the date of his death, except for awards granted under the Corporation’s SALT Plan, will become automatically 100% vested on the date of his death, regardless of the satisfaction of any performance criteria;

(2)	Any and all time-based stock options, restricted stock and other equity-based awards granted to the Executive in 2010 or later with respect to which he is not yet vested on the date of his death will become automatically 100% vested on the date of his death; and

(3)	Any and all performance-based stock options, restricted stock and other equity-based awards granted to the Executive in 2010 or later with respect to which he is not yet vested on the date of his death will become automatically 100% vested on the date of his death, regardless of the satisfaction of any performance criteria, provided, that the Compensation Committee may, in its sole discretion, reduce by up to 50% the vesting of any performance-based stock options, restricted stock and other performance-based equity-based awards granted to the Executive in 2010 or later with respect to which he is not yet vested on the date of his death.

6. Termination of Employment.

6.1 Termination Without Cause. If, at any time prior to termination of this Agreement, the Corporation terminates the Executive’s employment other than for cause (as defined in Section 6.4), the Corporation will provide the Executive with the following payments and benefits:

(a) Salary. A lump sum payment, within 30 days of termination, in an amount equal to the Executive’s annual base salary in effect under Section 3.1 on the date of his termination.

(b) Severance. A lump sum payment, within 30 days of termination, in an amount equal to 85% of the Executive’s annual base salary in effect at the time of termination.

(c) Notwithstanding subsections (a) and (b), if it is determined that any amounts payable under subsections (a) and (b) would violate Section 409A of the Code if paid prior to the date that is six months plus one day following the Executive’s termination of employment, then those amounts will be paid in a lump sum payment on the day that is six months plus one day after the date of the Executive’s termination.

(d) Equity Awards/Options/Corporation Stock.

(1)	Any and all stock options, restricted stock and other equity-based awards granted to the Executive prior to 2010 with respect to which he is not yet vested on the date of his termination without cause, except for awards granted under the Corporation’s SALT Plan, will become automatically 100% vested on termination, regardless of the satisfaction of any performance criteria;

(2)	Any and all time-based stock options, restricted stock and other equity-based awards granted to the Executive in 2010 or later with respect to which he is not yet vested on the date of his termination without cause will become automatically 100% vested on termination; and

(3)	Any and all performance-based stock options, restricted stock and other equity-based awards granted to the Executive in 2010 or later with respect to which he is not yet vested on the date of his termination without cause will be cancelled on the date of his termination.

(e) Special Termination Payment. A lump sum payment, payable on the 30th day following termination, in the amount of $3 million.

6.2 Termination With Good Reason.

(a) Reduction in Duties/Compensation. The Corporation will not significantly reduce the scope of the Executive’s duties under the Agreement, materially diminish the Executive’s title (which would include, but not be limited to, the Board of the Corporation failing to elect the Executive as the President and CEO of the Corporation), or significantly reduce the total potential compensation under the Agreement, including, without limitation, benefits and payments at death (each such event a “Reduction Event”). The parties agree that a Reduction Event shall not include a reduction or termination of benefits (including perquisites) which applies to all executives of the Corporation who participate in such plan or to any reduction or termination to which the Executive agrees, or a relocation of the Executive in connection with the relocation of the headquarters of the Corporation. The Executive at any time during the six month period following a Reduction Event may voluntarily terminate his employment and receive the payments and benefits described in paragraph (c) below.

(b) Material Breach by the Corporation. If there is a material breach by the Corporation of this Agreement that the Corporation fails to cure within 30 days after its receipt of written notice thereof, the Executive at anytime during the six month period following the end of such 30-day period may voluntarily terminate his employment and receive the payments and benefits described in paragraph (c) below.

(c) Benefits. If the Executive terminates his employment under this Section, the Corporation will provide the Executive with the following payments and benefits:

(1) Salary. A lump sum payment, within 30 days of termination, in an amount equal to the Executive’s annual base salary in effect under Section 3.1 on the date of his termination.

(2) Severance. A lump sum payment, within 30 days of termination, in an amount equal to 85% of the Executive’s annual base salary in effect at the time of termination.

(3) Notwithstanding subsections (c)(1) and (c)(2), if it is determined that any amounts payable under subsections (c)(1) and (c)(2) would violate Section 409A of the Code if paid prior to the date that is six months plus one day following the Executive’s termination of employment, then those amounts will be paid in a lump sum payment on the day that is six months plus one day after the date of the Executive’s termination.

(4)	Equity Awards/Options/Corporation Stock.

(a)	Any and all stock options, restricted stock and other equity-based awards granted to the Executive prior to 2010 with respect to which he is not yet vested on the date of a Reduction Event, except for awards granted under the Corporation’s SALT Plan, will become automatically 100% vested, regardless of the satisfaction of any performance criteria;

(b)	Any and all time-based stock options, restricted stock and other equity-based awards granted to the Executive in 2010 or later with respect to which he is not yet vested on the date of a Reduction Event will become automatically 100% vested; and

(c)	Any and all performance-based stock options, restricted stock and other equity-based awards granted to the Executive in 2010 or later with respect to which he is not yet vested on the date of a Reduction Event will be cancelled on the date of his termination.

(5) Special Termination Payment. A lump sum payment, payable on the 30th day following termination, in the amount of $3 million.

6.3 Change of Control. If the Executive’s employment is terminated following or within six months prior to a Change of Control, as defined under the Change of Control Agreement, the Corporation will provide the Executive with the payments and benefits to which he is entitled under the terms of the Change of Control Agreement. In that regard, however, the parties agree that the intent is that (a) the Executive will be entitled to receive, in respect of an event (for example, but not limited to, any termination without cause) covered by both the Change of Control Agreement and this Agreement, the payment or payments that provide for the greatest amounts and for the longest period of time possible; and (b) that there is to be no duplication of payment.

6.4 Termination for Cause.

(a) In General. The Corporation may terminate the Executive’s employment in the event the Executive does or causes to be done any act that constitutes “cause” for termination. For purposes of this Agreement, “cause” means a material breach by the Executive of this Agreement or any other written agreement between the Corporation and the Executive, gross negligence or willful misconduct in the performance of his duties, dishonesty to the Corporation, or the commission of a felony that results in a conviction in a court of law.

(b) Obligations. Should the Executive’s employment be terminated by the Corporation for cause, (1) the Corporation will pay the Executive his base salary and other compensation under Article 3 of this Agreement that has accrued as of the date of the termination, and (2) any and all stock options, restricted stock, and other incentive and equity-based awards granted to the Executive in which he is not yet vested on the date of such termination will be forfeited and canceled. Notwithstanding the previous sentence, all outstanding stock options awarded under the 1998 stock option plan and the 2005 Stock Incentive Plan, whether vested or unvested, will expire on the date of the Executive’s termination for cause, as defined in the plan.

6.5 Termination Without Good Reason.

(a) In General. The Executive is entitled to terminate his employment without good reason at any time.

(b) Obligations. If the Executive’s employment terminates under this Section, (1) the Corporation will pay the Executive his base salary and other compensation under Article 3 of this Agreement that has accrued as of the date of the termination, and (2) any and all stock options, restricted stock and other incentive and equity-based awards granted to the Executive in which the Executive is not vested on the date of termination will be forfeited and canceled.

6.6 Termination by Notification.

(a) In General. The Corporation or the Executive may provide notification pursuant to Section 1.3 that the Agreement will not be renewed beyond the Initial Term or any applicable renewal term.

(b) Obligations. If the Executive’s employment terminates under this Section 6.6 as a result of non-renewal by the Corporation, the Corporation will provide the Executive with payments and benefits in accordance with the terms of Section 6.1. If the Executive’s employment terminates under this Section 6.6 as a result of non-renewal by the Executive, the Corporation’s obligation will be to provide the Executive with payments and benefits in accordance with the terms of Section 6.5.

6.7 Options/Corporation Stock.

(a) Exercise of Options. Except for those options, if any, that are cancelled upon termination of the Executive’s employment, the Executive will continue to have the right to exercise all unexercised options, including those options vested in connection with the termination, for a period of twelve months commencing on the date of the Executive’s termination. Notwithstanding the foregoing, if it is determined that the extension of the right to exercise an option for a given period of time would violate Section 409A of the Code, the exercise period of the affected options will be extended only for the maximum period that would not be deemed an extension of a stock right under Section 409A of the Code and related guidance.

(b) Inconsistent Terms. To the extent that the terms of this Agreement are specifically inconsistent with any provisions in any shareholder or stock option agreement between the Executive and the Corporation, the terms of this Agreement supersede the terms of any such shareholder or stock option agreement.

7. Confidentiality.

The Executive must not, except as required in the performance of his duties under this Agreement, divulge to any person, at any time during or after the term of his employment with the Corporation, any trade secret of the Corporation, any privileged or confidential information gained as a result of his employment with the Corporation, or any document, writing or other tangible item containing or relating to any such trade secret or privileged or confidential information.

8. Non-Competition

8.1 During the term of the Agreement and for a period of 24 months after the later of (a) the termination of the Agreement or (b) the end of the last pay period in respect of which the Executive receives any compensation or other annual incentive pursuant to the Agreement, the Executive agrees that he will not directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any person (except for a one percent interest or less in any publicly traded corporation) or a member of any firm or otherwise, anywhere in the sales territory of the Corporation engage or attempt to engage in any business activity that is the same as, substantially similar to, or directly competitive with the business of the Corporation as conducted by it during the term of this Agreement, or substantially similar to or directly competitive with the related business activities of the ten largest customers of the Corporation, ranked by gross sales, at the time of the termination of the Agreement.

8.2 During the term of this Agreement and for a period of one year from the date of termination of this Agreement for any reason, the Executive agrees that he will not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any person, or member of any firm or otherwise, employ or solicit the employment of any person employed by the Corporation within 24 months prior to the date of the Executive’s termination.

8.3 If the Executive is terminated by the Corporation without cause, the provisions of this Article 8 will be inapplicable.

9. Rights to Discoveries.

The Executive agrees that all ideas, inventions (whether patentable or unpatentable), trademarks and other developments or improvements conceived, developed or acquired by the Executive, whether or not during working hours, at the premises of the Corporation or elsewhere, alone or with others, that are within the scope of the Corporation’s business operations or that relate to any work or projects of the Corporation, are the sole and exclusive property of the Corporation. The Executive agrees to disclose promptly and fully to the Corporation all such ideas, inventions, trademarks or other developments and, at the request of the Corporation, the Executive will submit to the Corporation a full written report thereof regardless of whether the request for a written report is made after the termination of this Agreement. The Executive agrees that during the term of this Agreement and thereafter, upon the request of the Corporation and at its expense, he will execute and deliver any and all applications, assignments and other instruments that the Corporation deems necessary or advisable to transfer to and vest in the Corporation the Executive’s entire right, title and interest in and to all such ideas, inventions, trademarks or other developments and to permit and enable the Corporation to apply for and obtain patents or copyright or trademark registrations for any such patentable or copyrightable or trademarkable ideas, inventions, trademarks and other developments, throughout the world. To the extent applicable law provides that any such idea, invention, trademark or other development belongs to the Executive rather than the Corporation, the Executive hereby grants to the Corporation a royalty-free, non-exclusive, worldwide perpetual license to use the idea, invention, trademark or other development for no added consideration other than that given in connection with this Agreement.

10. Documents.

In addition to the obligations under Articles 7, 8 and 9, the Executive will execute any documents relating to the subject of those Articles as required generally by the Corporation of its executive officers and such documents already executed or executed after the Effective Date will thereby become part of this Agreement. In the case of any inconsistency between such documents and this Agreement, the broader provisions will prevail.

11. Notices.

All notices and other communications given pursuant to this Agreement must be in writing and will be deemed given only when (a) delivered by hand, (b) transmitted by telex, telecopier or other form of electronic transmission (provided that a copy is sent at approximately the same time by first class mail), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service, to the appropriate party at the address given below for such party (or to such other address designated by the party in writing and delivered to the other party pursuant to this Article 11.

If to the Corporation:

Corporate Secretary
Greatbatch Inc.
10000 Wehrle Drive
Clarence, New York 14031
Telecopier: 716-759-5672

With a copy to:

Hodgson Russ LLP
Attention: Robert B. Fleming, Jr.
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, NY 14202
Telecopier: 716-819-4690

If to the Executive:

Thomas J. Hook
9540 Lakestone Ct.
Clarence, NY 14031

With a copy to:

Kavinoky Cook LLP
Attention: Brian Baird
726 Exchange Street, Suite 800
Buffalo, NY 14210
Telecopier: 716-845-6474

12. Equitable Relief.

The Executive acknowledges that the Corporation will suffer damages incapable of ascertainment in the event that any of the provisions of Article 7, 8, 9 or 10 of this Agreement are breached and that the Corporation will be irreparably damaged in the event that the provisions of Articles 7, 8, 9 and 10 are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of Articles 7, 8, 9 or 10 of this Agreement, the Executive agrees and consents that in addition to any and all other remedies available to the Corporation, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of Articles 7, 8, 9 or 10 of this Agreement. The Executive agrees not to urge in any such action that an adequate remedy exists at law. The Executive consents to jurisdiction in New York and venue in Erie County for purposes of all claims arising under this Agreement.

13. Term of Agreement.

For the limited purpose of making payments under this Agreement, and not, for example, for purposes of extending the periods referenced in Article 8, this Agreement will not terminate until all payments under the Agreement have been made.

14. Miscellaneous.

This Agreement is governed by the internal domestic laws of the State of New York without reference to conflict of laws principles. This Agreement is binding upon and inures to the benefit of the legal representatives, successors and assigns of the parties hereto (provided, however, that the Executive does not have the right to assign this Agreement in view of its personal nature). All headings and subheadings are for convenience only and are not of substantive effect. Except as otherwise specifically provided for herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and writings (or any part thereof) whether oral or written between the parties relating to the subject matter hereof. Except as specifically referenced herein, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. No provision of this Agreement may be waived, modified or amended, orally or by any course of conduct, unless such waiver, modification or amendment is set forth in a written agreement duly executed by both of the parties. If any article, section, portion, subsection or subportion of this Agreement is determined to be unenforceable or invalid, then such article, section, portion, subsection or subportion will be modified in the letter and spirit of this Agreement to the extent permitted by applicable law so as to be rendered valid, and any such determination will not affect the remainder of this Agreement, which is and will remain binding and effective as against all parties hereto.

15. Section 409A Compliance. It is intended that all payments hereunder shall comply with Section 409A and the regulations promulgated thereunder so as not to subject the Executive to payment of interest or any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All terms of this Agreement which are undefined or ambiguous must be interpreted in a manner that is consistent with Section 409A if necessary to comply with Section 409A. This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation separation pay exemption of Treas. Reg. §1.409A-1(b)(9)(iii). In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit will be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section 15) would result in the Executive’s being subject to the payment of interest or any additional tax under Section 409A of the Code, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Corporation and the Executive. Executive acknowledges and agrees that the Corporation has made no representation to Executive as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that Executive is solely responsible for all taxes due with respect to such compensation and benefits.

[THE SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

Dated: 4/8/10

/s/ Thomas J. Hook
Thomas J. Hook

GREATBATCH INC.

Dated: 4/10/10

/s/ Bill R. Sanford
Bill R. Sanford, Chairman

APPENDIX A

Thomas J. Hook Employment Agreement

Greatbatch Inc. Incentive and Equity-Based Awards
In Effect as of January 1, 2010

I.	Award Levels

2010 STIC Plan @85% level
2010 LTI Program @ 430% level

II.	Commensurate levels thereafter for award programs

APPENDIX B

Contract Extension Awards

I. Restricted Stock. The Executive will receive a grant of 25,000 restricted shares of Common Stock subject to the vesting and other conditions set forth in Part III below.

II. Options. The Executive will be granted a non-qualified stock option to acquire 50,000 shares of Common Stock, which option shall be deemed granted as of the date this Agreement is approved by the Board and with an option exercise price equal to the closing price for Greatbatch Common Stock on such grant date, and otherwise subject to the vesting and other conditions set forth in Part III below.

III. Conditions. The restricted stock and options will be issued or granted, as applicable, under the Corporation’s 2005 Stock Incentive Plan or the 2009 Stock Incentive Plan and subject to all of the term and conditions thereof. The restricted shares and options shall each vest as follows:

Percentage of
Restricted Shares/Options Vesting	Vesting Period

25%	January 3, 2011
25%	January 2, 2012
50%	January 2, 2013